Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                              --------------------

                  This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of March 24, 2006, ("Agreement Date") by and between AMCOL International Corporation, a Delaware corporation (the "Company"), and Gary D. Morrison ("Executive"), a resident of Illinois. In consideration of the mutual agreements contained herein, the Company and Executive agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

                  1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid with respect to any Fiscal Year ended prior to the Date of Termination.

                  1.2 "Accrued Base Salary" means the amount of Executive's Base Salary which is accrued but not yet paid as of the Date of Termination.

                  1.3 "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, the applicable Person. For the purposes of this definition, the term "control" when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  1.4 "Agreement" - see the introductory paragraph of this Agreement.

                  1.5 "Agreement Date" - see the introductory paragraph of this Agreement.

                  1.6 "Anniversary Date" means any annual anniversary of the Agreement Date.

                  1.7      "Annual Bonus" - see Section 4.2.

                  1.8 "Annualized Bonus" means, as of any date, the greatest of the following amounts that is determinable and applicable: (i) the Target Annual Bonus for the Fiscal Year during which the Date of Termination occurs; and (ii) the average of the Annual Bonuses paid or payable to Executive in respect of the three most recent Fiscal Years ended on or before such date; provided that, in subsection (ii) above, annual bonuses paid in respect of Executive prior to the Agreement Date shall be included in such computation if, as of such date, three years have not elapsed since the Agreement Date; and further provided that if the Executive has not been employed by the Company for three full Fiscal Years ended on or before the Date of Termination, any bonus payable in respect of a partial Fiscal Year shall be annualized and the average of the annual bonuses shall be determined based upon such annualized bonus and the bonuses paid or payable to the Executive in respect of any other full Fiscal Years.

                  1.9      "Base Salary" - see Section 4.1.

                  1.10 "Beneficial Owner" means such term as defined in Rule 13d-3 (or any successor rule) of the Securities and Exchange Commission under the Exchange Act of 1934.

                  1.11     "Beneficiary" - see Section 9.6.

                  1.12     "Board" means the Board of Directors of the Company.

                  1.13     "Cause" means any of the following:

                           (a) Executive's commission of a felony or misdemeanor that involves fraud, dishonesty or moral turpitude,

                           (b) Executive's willful or intentional material breach of this Agreement,

                           (c) willful or intentional material misconduct by Executive in the performance of his duties under this Agreement, or

                           (d) Executive performs his duties in a manner that is grossly negligent.

For purposes of clauses (b), (c) and (d) of the preceding sentence, Cause shall not include bad judgment or negligence which results from the Executive's good faith efforts to perform his duties.

                  1.14 "Change of Control" means the occurrence of a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A, and any successor thereto (which is not also an Exempt Reorganization Transaction), and the occurrence of any one or more of the following:

                           (a) any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary, any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or any Excluded Person, becomes the Beneficial Owner of 50.1% or more of the common stock of the Company or of Voting Securities representing 50.1% or more of the combined voting power of the Company (such a person or group, a "50.1% Owner"), except that (i) no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 49.9% of the common stock of such corporation and Voting Securities representing more than 49.9% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be and (ii) such corporation shall not be deemed a 50.1% Owner; or

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                           (b)      the Incumbent Directors (determined using
                  the Agreement Date as the baseline date) cease for any reason to constitute at least one-half of the directors of the Company then serving; or

                           (c) immediately prior to the consummation by the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of 50.1% of the consolidated assets of the Company or a plan of liquidation of the Company (any of the foregoing transactions, a "Reorganization Transaction") which is not an Exempt Reorganization Transaction (provided however, there shall be no Change of Control unless the Reorganization Transaction is actually consummated); or

                           (d) the approval by the stockholders of the Company of a plan of liquidation of the Company which, based on information included in the proxy and other written materials distributed to the Company's stockholders in connection with the solicitation by the Company of such stockholder approval, is not expected to qualify as an Exempt Reorganization Transaction; or

                           (e) if the Executive's primary responsibility is being the President of a Subsidiary, the sale by the Company of all of its stock in the Subsidiary or the sale or other disposition of all of the assets of the Subsidiary provided that the net sales of such Subsidiary represented at least thirty percent (30%) of the Company's consolidated net sales for the prior fiscal year.

Notwithstanding the occurrence of any of the foregoing events, a Change of Control shall not occur with respect to Executive if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change of Control.

                  1.15 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  1.16 "Company" - see the introductory paragraph of this Agreement.

                  1.17 "Date of Termination" means the date of the receipt of the Notice of Termination by Executive (if such Notice is given by the Company) or by the Company (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice; provided, however, that:

                           (a) if Executive's employment is terminated by reason of death, the Date of Termination shall be the date of Executive's death; and

                           (b) if Executive's employment is terminated by reason of Disability, the Date of Termination shall be the 30th day after Executive's receipt of the physician's certification of Disability, unless, before such date, Executive shall have resumed the full-time performance of Executive's duties; and

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                           (c)      if Executive terminates his employment
                  without Good Reason, the Date of Termination shall be the 90th day after the giving of such Notice; and

                           (d) if no Notice of Termination is given, the Date of Termination shall be the last date on which Executive is employed by the Company.

                  1.18 "Disability" means a mental or physical condition which renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least six months and which in the certified opinion of a physician mutually agreed upon by the Company and Executive (which agreement neither party shall unreasonably withhold) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

                  1.19     "Employment Period" - see Section 3.1.

                  1.20 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  1.21 "Excluded Person" means any of the Paul Bechtner Trust, Everett P. Weaver, The Estate of William D. Weaver or any Named Executive, any Affiliates or Family Member of any of the foregoing and any group (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act) of which any of the foregoing is a member.

                  1.22 "Executive" - see the introductory paragraph of this Agreement.

                  1.23 "Executive Termination" means a Termination of Employment by Executive for any reason including Good Reason or no reason during the 30-day period commencing six months after a Change of Control.

                  1.24 "Exempt Reorganization Transaction" means a Reorganization Transaction which results (i) in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of both more than 49.9% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing more than 49.9% of the aggregate voting power of the Surviving Corporation, in substantially the same respective proportions as such Persons' ownership of the common stock and voting Securities of the Company immediately before such Reorganization Transaction; (ii) in the Excluded Person owning 50% or more of the common stock of the Surviving Corporation or Voting Securities representing 50% or more of the combined voting power of the Surviving Corporation; or (iii) from a transaction of any kind (including without limitation, a merger, reorganization, consolidation or similar transaction or a plan or agreement for sale or other disposition of assets of the Company or a plan of liquidation of the Company) pursuant to the Bankruptcy Code of Title 11 of the United States Code, as amended from time to time, or any similar or successor statute, domestic or foreign.

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                  1.25     "Family Member" means, with respect to the applicable
Person, a spouse, ancestor, lineal descendant, or spouse of a lineal descendant, including without limitation descendants by adoption.

                  1.26 "Fiscal Year" means the fiscal year used in connection with the preparation of the consolidated financial statements of the Company.

                  1.27 "Good Reason" means the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

                           (a) any material breach of the Agreement by the Company, provided, however, that no breach of this Agreement shall constitute Good Reason unless Executive gives the Company written notice of such breach and the Company fails to cure such breach within 30 days; or

                           (b) the failure of either the Company to assign this Agreement to a successor of the Company or failure of a successor of the Company to expressly assume and agree to be bound by the Agreement.

In the event of an occurrence or omission constituting Good Reason as described in subsections (a) and (b) above, Executive may within 90 days after such event occurs notify the Company of the events constituting such Good Reason by a Notice of Termination.

                  1.28     "including" means including without limitation.

                  1.29 "Incumbent Directors" means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least one-half of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a "tender offer" (as such term is used in Section 14(d) of the Exchange Act), (iii) a proposed Reorganization Transaction, or (iv) a request, nomination or suggestion of any Beneficial Owner of Voting Securities representing 35% or more of the aggregate voting power of the Voting Securities of the Company or the Surviving Corporation, as applicable.

                  1.30 "Named Executive" means any individual listed on Exhibit A except to the extent the individual had a termination of employment not less than 120 days prior to the applicable event potentially constituting a Change of Control and any other employee or officer of the Company designated by the Board and who is a party to an agreement substantially in the same form as this Agreement (with variation in the amount of compensation and benefits payable under the agreement) and entered into by the employee or officer not less than 120 days prior to the applicable event potentially constituting a Change of Control.

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                  1.31     "Notice of Termination" means a written notice given
in accordance with Section 9.11 which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (c) if the Date of Termination is other than the date of receipt of such Notice of Termination, the Date of Termination.

                  1.32 "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

                  1.33 "Prorata Annual Bonus" means the product of (i) the Annual Bonus that Executive would have earned for the Fiscal Year during which the Executive's Date of Termination occurs based upon the Company's achievement of the Target Annual Goals during such Fiscal Year, multiplied by (ii) a fraction of which the numerator is the number of days which have elapsed in such Fiscal Year through the Date of Termination and the denominator of which is 365.

                  1.34 "Prorata Annualized Bonus" means the product of (i) the Executive's Annualized Bonus, multiplied by (ii) a fraction of which the numerator is the number of days which have elapsed in such Fiscal Year through the Date of Termination and the denominator of which is 365.

                  1.35 "Reorganization Transaction" - see the definition of "Change of Control."

                  1.36 "Subsidiary" means, with respect to any Person, (a) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by such Person, and (b) any partnership or limited liability company in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

                  1.37 "Surviving Corporation" means the corporation resulting from a Reorganization Transaction or, if securities representing more than 50% of the aggregate Voting Power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

                  1.38     "Target Annual Bonus" - see Section 4.2.

                  1.39     "Target Annual Goals" - see Section 4.2.

                  1.40 "Tax Gross-Up Payment" means an amount payable to Executive such that after payment of Taxes on such amount there remains a balance sufficient to pay the Taxes being reimbursed.

                  1.41 "Taxes" means the incremental federal, state, local and foreign income, employment, excise and other taxes payable by Executive with respect to any applicable item of income.

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                  1.42     "Termination For Good Reason" means a Termination of
Employment by Executive for a Good Reason.

                  1.43 "Termination of Employment" means a termination by the Company or Executive of Executive's employment.

                  1.44 "Termination Without Cause" means a Termination of Employment by the Company for any reason other than Cause or Executive's death or Disability.

                  1.45     "Transitional Services Period" - see Section 6.3.

                  1.46 "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency.

                                   ARTICLE II

                                     DUTIES

                  2.1      Duties. During the Employment Period, the Company
                           ------
shall employ Executive as Vice President of the Company and President of American Colloid Company and in connection therewith, the Executive shall perform such duties and responsibilities as may be assigned to him from time to time by, or under the authority of, the Board or any of their designees, and in the absence of such assignment, such duties customary to such office as is necessary to the operations of the Company. Executive shall devote all of his business time, attention and effort during normal business hours, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, to the affairs of the Company and shall use his best efforts to promote the interests of the Company.

                  2.2      Other Activities. Executive may serve on civic or
                           ----------------
charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, and manage personal investments; provided that such activities do not significantly interfere with the performance of Executive's duties under this Agreement. Executive may serve on corporate boards or committees with the prior written consent of the Board.

                                   ARTICLE III

                                EMPLOYMENT PERIOD

                  3.1      Employment Period. Subject to the termination
                           -----------------
provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Employment Period") shall begin on the Agreement Date and end on the Anniversary Date which is three years after such date or, if later, such later date to which the Employment Period is extended pursuant to the following sentence. On the date which is two and one-half years after the Agreement Date and thereafter, the Employment Period (assuming that an Expiration Notice to the effect that the Agreement shall expire on the Anniversary Date which is three years after the Agreement Date has not been delivered by the Executive or Company to the other prior to the date which is two

                                        7
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and one-half years after the Agreement Date) shall be automatically extended each day by one day to create a new six month term until, at any time after the date which is two and one-half years after the Agreement Date the Company delivers written notice (an "Expiration Notice") to Executive or Executive delivers an Expiration Notice to the Company, in either case, to the effect that the Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date") that is not less than 6 months after the date the Expiration Notice is delivered to the Company or the Executive, respectively. The Employment Period shall end prior to the end of the Employment Period as described above upon the Executive's Date of Termination, even if the Executive continues to provide the services described in Section 6.3(e). The employment of Executive by the Company shall not be terminated other than in accordance with
Article VI.

                                   ARTICLE IV

                                  COMPENSATION

                  4.1      Salary. Subject to Section 4.3 hereof, during the
                           ------
Employment Period, the Company shall pay or cause to be paid to Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $223,000 per year ("Base Salary"). During the Employment Period, the Base Salary shall be reviewed at least annually and may be increased from time to time as shall be determined by the Company. After any such increase, the term "Base Salary" shall thereafter refer to the increased amount. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement. Base Salary shall not be reduced at any time without the express written consent of Executive.

                  4.2      Annual Bonus.
                           ------------

                           (a) Subject to Section 4.3 hereof, the Company shall pay or cause to be paid to Executive an annual cash bonus ("Annual Bonus") in accordance with the terms hereof for each Fiscal Year which begins or ends during the Employment Period. Executive shall be eligible for an Annual Bonus based upon target performance goals (the "Target Annual Goals"), as determined by the Compensation Committee of the Board for a payment of at least 100% of Executive's Base Salary ("Target Annual Bonus") upon the Executive's achievement of the Target Annual Goals. The Target Annual Goals shall be set as described above no later than February 28 of each Fiscal Year.

                           (b) The Company shall pay or cause to be paid the entire Annual Bonus that is payable with respect to a Fiscal Year in cash as soon as practicable after the Company can determine whether and the degree to which Target Annual Goals have been achieved following the close of such Fiscal Year. Any such Annual Bonus shall in any event be paid no later than February 28 of each Fiscal Year.

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                  4.3      Deferral. In the event that all or any portion of a
                           --------
payment to be made to Executive pursuant to Section 4.1 or 4.2 hereof or any equity compensation award shall be ineligible for treatment as "qualified performance - based compensation" under Section 162(m) of the Code, the Company, in its sole discretion, shall have the right to defer payment to Executive of all or any portion of any such payment until such time as Executive is no longer a "covered employee" under Section 162(m) of the Code; provided that such deferral shall be limited to the portion of the payment that is not deductible by the Company pursuant to the Code.

                                    ARTICLE V

                                 OTHER BENEFITS

                  5.1      Stock Option, Restricted Stock and Other Equity
                           -----------------------------------------------
Incentive Plans. In addition to Base Salary and an Annual Bonus, Executive shall
---------------
be eligible to participate during the Employment Period in all stock option, restricted stock and other equity incentive plans, practices, policies and programs of the Company, in accordance with their terms as in effect from time to time. If a Change of Control occurs during the Employment Period (or, if applicable, the Transitional Services Period), all outstanding stock options, restricted stock and other equity compensation granted to Executive (whether before, on or after the Agreement Date) shall become fully vested and exercisable, except, as otherwise provided for in any such plan or grant document.

                  5.2      Incentive, Savings and Retirement Plans. In addition
                           ---------------------------------------
to Base Salary and Annual Bonus, Executive shall be entitled to participate during the Employment Period in all incentives (other than those provided for in Section 5.1), savings and retirement plans, practices, policies and programs that are from time to time applicable to any other comparable senior executive of the Company, including any supplemental executive retirement plan, in accordance with their terms as in effect from time to time.

                  5.3      Welfare Benefits. During the Employment Period,
                           ----------------
Executive and his family shall be eligible to participate in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to any other comparable senior executive of the Company, in accordance with their terms as in effect from time to time.

                  5.4      Fringe Benefits. During the Employment Period,
                           ---------------
Executive shall be entitled to fringe benefits applicable to any other comparable senior executive of the Company, in accordance with their terms as in effect from time to time.

                  5.5      Vacation. During the Employment Period, Executive
                           --------
shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to any other comparable senior executive of the Company, in accordance with their terms as in effect from time to time, but in no event shall such vacation time be less than four weeks per calendar year.

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                  5.6      Expenses. During the Employment Period, Executive
                           --------
shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of an accounting in accordance with practices, policies, and procedures applicable to any comparable senior executive of the Company, in accordance with their terms as in effect from time to time.

                                   ARTICLE VI

                              TERMINATION BENEFITS

                  6.1      Termination for Cause or Other than for Good Reason,
                           ----------------------------------------------------
etc. If the Company terminates Executive's employment for Cause (whether before
---
or after a Change of Control) or Executive terminates his employment other than for Good Reason, death or Disability, or Executive Termination, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus and Executive shall not be entitled to receive any severance payment.

                  6.2      Termination for Death or Disability Prior to Change
                           ---------------------------------------------------
of Control or More than Seven Months after a Change of Control. If Executive's
--------------------------------------------------------------
employment terminates due to his death or Disability prior to a Change of Control or more than seven months after a Change of Control, the Company shall pay to Executive or his Beneficiaries, as the case may be, (i) immediately after the Date of Termination an amount which is equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus, and (ii) at the time described in
Section 4.2(b), an amount which is equal to the Executive's Prorata Annual
Bonus.

                  6.3      Termination Without Cause or for Good Reason Prior to
                           -----------------------------------------------------
Change of Control. In the event of a Termination Without Cause or a Termination
-----------------
for Good Reason prior to a Change of Control, Executive shall receive the following:

                           (a) immediately after the Date of Termination, a lump sum amount in immediately available funds equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus;

                           (b) at the time described in Section 4.2(b), an amount which is equal to the Executive's Prorata Annual Bonus;

                           (c) Base Salary payable on the same basis as in effect immediately prior to the Date of Termination for eighteen months following the Executive's Date of Termination;

                           (d) immediately after the Date of Termination, a lump-sum amount in immediately available funds of any amount then payable to Executive pursuant to Article IX;

                           (e) during the period (the "Transitional Services Period") beginning on the Executive's Date of Termination and ending on the earliest of (i) eighteen months after the Executive's Date of Termination, (ii) the date on which the Executive accepts a position with another employer,
                  (iii) the date on which Executive breaches any of the provisions of Sections 7.1 and 7.2, and (iv) the date on which the Executive terminates his employment with the Company, the Executive shall remain an employee of the Company and shall only perform such transitional assignments for the Company as may be assigned to him from time to time by the Chief Executive Officer;

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                           (f)      the benefits specified in sections 5.2
                  (other than those provided by tax-qualified plans), 5.3 and
                  5.4 to which Executive is entitled as of the Date of Termination during the Transitional Services Period; provided that any coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ("COBRA") shall begin after the end of the Transitional Services Period; and

                           (g) for purposes of the Company's stock option plans, restricted stock plans and other equity compensation plans, the Executive shall be considered an employee of the Company for all purposes under such plans through the end of the Transitional Services Period except Executive shall not be eligible for new grants under such plans.

                  Notwithstanding the payment time specified in Section 6.3(a),
(b), (c), (d), (e), (f) or (g) no payment shall be made to Executive prior to the six-month anniversary of his Date of Termination if such delay is required by Code Section 409A(a)(2)(B)(i).

                  Notwithstanding any provisions of this Section 6.3 to the contrary, if Executive breaches any or all of the provisions of Sections 7.1 and 7.2, the payment of the Prorata Annual Bonus pursuant to Section 6.3(b) and the continuation of Base Salary and benefits pursuant to Sections 6.3(c), 6.3(f) (other than COBRA), and 6.3(g) shall cease upon such breach. In addition to the foregoing, and to protect and compensate the Company in the event of such breach by the Executive, the Company shall be entitled to any and all remedies at law and equitable relief as described in Section 7.3.

                  6.4      Termination After Change of Control. In the event of
                           -----------------------------------
a Termination Without Cause, a Termination for Good Reason or an Executive Termination After a Change in Control or Termination due to Death or Disability within seven (7) months following a Change of Control the Executive shall receive the following:

                           (a) immediately after the Date of Termination, a lump sum amount in immediately available funds equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus and Prorata Annualized Bonus;

                           (b) immediately after the Date of Termination, a lump sum amount in immediately available funds equal to two times the sum of (i) the Executive's Base Salary and (ii) the Executive's Annualized Bonus;

                           (c) except as provided below, the benefits specified in Sections 5.2 (other than those provided by tax-qualified plans), 5.3 and 5.4 to which Executive is entitled as of the Date of Termination for the period beginning on the Date of Termination and ending on the earliest of (i) the second annual anniversary of the Date of Termination on the same basis or (ii) the date on which Executive commences a position with another employer on the same basis as if Executive

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                  was employed by the Company during such period, it being the obligation of the Surviving Corporation, the Company or any successor in interest (including the acquiring entity) to maintain the welfare benefit plans described in Section 5.3 during such period, and further provided that any coverage required by COBRA shall begin two years after the Date of Termination (or, if earlier, as of the date on which the Executive's benefit giving rise to COBRA ceases); and

                           (d) immediately after the Date of Termination, a lump-sum amount in immediately available funds of any amount then payable to Executive pursuant to Article IX.

                  If the termination of employment is due to death or Disability within seven (7) months following a Change of Control, the continued benefits described in (c) above shall be limited to the welfare benefits described in
Section 5.3.

                  Notwithstanding the payment time specified in Section 6.4(a),
(b), (c) or (d), no payment shall be made to Executive prior to the six-month anniversary of his Date of Termination if such delay is required by Code Section 409A(a)(2)(B)(i).

                  Notwithstanding any provisions of this Section 6.4 to the contrary, if Executive breaches any or all of the provisions of Sections 7.1 and 7.2, the continuation of benefits pursuant to Section 6.4(c) shall cease upon such breach and, to prevent the Executive's unjust enrichment, the Executive shall immediately pay the Company an amount equal to (i) the amount that the Executive received from the Company pursuant to this Section 6.4, multiplied by
(ii) a fraction of which the numerator is the number of days remaining from the date of the breach through the first anniversary of the Executive's Termination of Employment and the denominator of which is 365. In addition to the foregoing, and to protect and compensate the Company in the event of such breach by the Executive, the Company shall be entitled to any and all remedies at law and equitable relief as described in Section 7.3.

                  Notwithstanding any provision of this Section 6.4 to the contrary, if said termination is for death or disability and occurs more than seven months after a Change in Control, the Executive shall receive only the payments set forth in Section 6.2 hereof.

                  6.5      Imminent Control Change. If an Imminent Control
                           -----------------------
Change Date (as defined below) occurs on or within 30 days after the date on which the Company delivers a Notice of Termination to Executive terminating Executive's employment not for Cause and if a Change of Control occurs within 180 days after delivery of the Notice, the Executive's Termination of Employment pursuant to the Notice shall be deemed a Termination of Employment Without Cause on or after a Change of Control and the Executive's rights and obligations shall be determined under Section 6.4 rather than Section 6.3. Any payments or benefits to be received by the Executive pursuant to Section 6.4 shall be reduced by any payments or benefits made or provided pursuant to Section 6.3. If an Imminent Control Change Date occurs on or within 30 days after the date on which the Executive has a Termination of Employment due to death or Disability and if a Change of Control occurs within 180 days after death or Disability, the Executives Termination of Employment due to death or Disability shall be deemed a Termination of Employment due to death or Disability on or after a Change of

Control and the Executive's Beneficiaries' rights and obligations shall be under
Section 6.4 rather than Section 6.2. Any payments or benefits to be received by the Executive's Beneficiaries pursuant to Section 6.4 shall be reduced by any payments or benefits made or provided pursuant to Section 6.2. "Imminent Control Change Date" means any date on which occurs (a) a presentation to the Company's stockholders generally or any of the Company's directors or executive officers of a proposal or offer for a Change of Control, (b) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer for a Change of Control, and (c) such proposal or offer remains effective and unrevoked.

                  6.6      Other Rights. This Agreement shall not prevent or
                           ------------
limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program or policy provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights Executive may have under any other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program or policy and any other payment or benefit required by law at or after the Date of Termination shall be payable in accordance with such plan, program or policy or applicable law except as expressly modified by this Agreement.

                  6.7      Termination Rights. Executive recognizes and agrees
                           ------------------
that the Company has the right to terminate his employment for any reason or no reason and that upon such termination the Executive's sole right is to receive compensation and benefits in accordance with the terms of this Agreement.

                                   ARTICLE VII

                                    COVENANTS

                  7.1      Non-Disclosure and Non-Solicitation. Executive
                           -----------------------------------
acknowledges that the successful marketing and development of the Company's products requires substantial time and expense. Such efforts utilize and generate valuable confidential and proprietary information, of which Executive will obtain knowledge during the course of his employment with the Company. As used herein, "Confidential Information" means any information of the Company that the Company considers to be proprietary and treats as confidential or information of any third party that the Company is under an obligation to keep confidential, including but not limited to the following: (i) trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, (ii) employment status, salaries and other personnel information, decisions to offer employment, pre-employment testing and screening results, citizenship status, disability status, performance issues, executive evaluations, medical problems of executives and executives' families, garnishments and levies against wages, contents of employment agreements, statements regarding the financial condition of the Company or any subsidiary or affiliated entity, payments made to or expenses incurred by the Company or any of its executives, shareholders or directors, discounts given by the Company, vendors and other parties, minutes of Board meetings of the Company or any subsidiary or affiliated entities, contents of contracts, legal matters by or against the Company or any subsidiary or affiliated entities, business strategies, plans, proposals, names of customers and potential customers; and
(iii) other information or materials of the Company marked or noticed by the Company as being confidential, whether constituting a trade secret or not, and whether proprietary or not, which are of value to the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Illinois Trade Secrets Act. Confidential Information does not include: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for public release by written authorization of the Company; or (iv) information that is required by law or an order of any court, agency or proceeding to be disclosed. Executive acknowledges and agrees that the Company shall retain exclusive ownership of all right, title, and interest in the Confidential Information, including any and all worldwide copyrights, trade secrets, patent, and confidential and proprietary information rights. Executive agrees to undertake the following obligations, which Executive acknowledges to be reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting Executive's post-employment opportunities:

                           (a) Executive agrees that he will not at any time, whether during or after the cessation of his employment, reveal or permit any other person or entity to reveal, any of the Confidential Information to any person or any entity, except, and only to the extent, as may be required in the ordinary course of performing Executive's assigned duties as an Executive of the Company, and Executive agrees to keep secret, and take all necessary precautions against disclosure of, all Confidential Information and all matters entrusted to him and not to use or attempt to use any Confidential Information in any manner that may cause injury or loss, or may be calculated to cause injury or loss, whether directly or indirectly, to the Company or its customers;

                           (b) Executive agrees that during and after his employment he shall not remove, copy, duplicate or otherwise reproduce, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs except as required to perform Executive's duties for the Company;

                           (c)      Upon cessation of his employment
                  relationship with the Company, Executive shall immediately deliver to the Company all Confidential Information and other materials relating to the Company in his possession or delivered to him by the Company, including computer programs, files, notes, records, memoranda, reports, lists, drawings, sketches, specifications, data, charts, and other documents, materials and things ("Materials"), whether or not containing Confidential Information, whether or not prepared by Executive, it being agreed that all Materials shall be and remain the sole and exclusive property of the Company;

                           (d) Without limiting the obligations of Section 7.1(c), Executive agrees that while Executive is employed by the Company prior to his Date of Termination and for a period of one year following his Date of Termination he will not, whether alone or as employee, owner, partner, officer, director, consultant, agent, executive, independent contractor, or stockholder of any firm, corporation or other commercial enterprise, directly or indirectly solicit business from: (i) any customer of the Company with which Executive had contact, participated in the contact, or about which Executive had knowledge of Confidential Information by reason of Executive's employment with the Company within the one year period preceding the Date of Termination, or (ii) any current customer prospect of the Company for whom Executive directly or indirectly assisted in the preparation or submission of a proposal made by the Company to such customer prospect during the one year period preceding the Date of Termination, unless the Company acknowledges in writing its intent not to further pursue such customer prospect; provided, further, that Executive shall, however, be permitted to own securities of any public company not in excess of 5% of any class of such securities and to own stock, partnership interests or other securities of any non-public entity not in excess of 5% of any class of such securities, and such ownership shall not be considered to be in competition with the Company; and

                           (e) Except as may be required in the ordinary course of performing his duties as an employee of the Company, while employed prior to his Date of Termination and during the one year period immediately following the Date of Termination, Executive shall not, directly or indirectly, solicit or attempt to solicit any employee of the Company to work for any person, partnership or entity other than the Company, or engage in any activity that would cause any such employee to violate any agreement with the Company, or dissuade, or attempt to dissuade, any such employee from faithfully discharging such employee's contractual and fiduciary obligations to serve the Company's interests with undivided loyalty.

                  7.2      Non Competition. Without limiting the obligation
                           ---------------
imposed by Section 7.1, and to more fully protect the Confidential Information, Executive hereby agrees that while he is employed by the Company prior to the Date of Termination and for a period of one year following the Date of Termination, he will not, directly or indirectly, anywhere in the world where the Company conducts business, render services to any Conflicting Organization in any capacity in which the Confidential Information of the Company would reasonably be considered to be useful to the Conflicting Organization; provided, however, that Executive may render services to a Conflicting organization (and which has separate and distinct divisions), as long as such services are being rendered to a part of the business that is separate and distinct from the part of the business that renders such person or entity a Conflicting Organization.

                           (a)      If, at the time of enforcement of Sections
                  7.1 and 7.2, a court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions.

                           (b) "Conflicting Organization" means for the purposes of this Section, any person or entity which is engaged in or about to become engaged in, research, development, production, manufacturing, importation, marketing, licensing, selling, or servicing of a Conflicting Product.

                           (c) "Conflicting Product" means any product, process, system or service of any person or organization other than the Company or an Affiliate, in existence or under development, which is the same as or similar to or competes with a product, process, system or service upon which Executive works or has worked during the three year period ending on his Date of Termination, or about which Executive acquired or acquires Confidential Information.

                  7.3      Remedies. Executive recognizes and agrees that a
                           --------
breach of any or all of the provisions of Sections 7.1 and 7.2 will constitute immediate and irreparable harm to the Company for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Executive acknowledges that in addition to any and all remedies at law, the Company shall be entitled to specific performance or injunctive or other equitable relief to prevent the breach or threatened breach of Executive's obligations under this Agreement.

                  7.4      Intellectual Property. During the employment period,
                           ---------------------
Executive shall disclose immediately to the Company all ideas, inventions and business plans that he makes, conceives, discovers or develops during the course of his employment with the Company, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) ("Work Product") that: (i) relate to the business of the Company or any customer or supplier to the Company or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or that may be used in relation therewith;
(ii) result from tasks assigned to Executive by the Company; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. Executive agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a "work made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"). If and to the extent that any such Work Product is found as a matter of law not to be a "work made for hire" within the meaning of the Act, Executive expressly assigns to the Company all right, title and or interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Executive.

                           (a) To the extent applicable, pursuant to Illinois Employee Patent Act, the Company hereby notifies Executive that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless: (i) the invention relates (a) to the Company's business, or (b) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Executive for the Company.

                           (b) Executive agrees that upon disclosure of Work Product to the Company, Executive will, during his employment and at any time thereafter, at the request and cost of the Company execute and deliver all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and
                  (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

                           (c) In the event that the Company is unable, after reasonable effort, to secure Executive's signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Executive.

                                  ARTICLE VIII

                       LIMITATION ON PAYMENTS AND BENEFITS

                  8.1 Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an "Excess Parachute Payment" within the meaning of Section 280G of the Code or any successor provision thereto in an amount that is less than or equal to $200,000, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit as so reduced constitutes an Excess Parachute Payment; provided, however, that if any such amount or benefit would be an Excess Parachute Payment that is greater than $200,000 then no reduction in such amount or benefit shall take place pursuant to this Article VIII.

                                   ARTICLE IX

                   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

                  9.1      Tax Gross-Up Payment. If at any time or from time to
                           --------------------
time it shall be determined that any payment to Executive pursuant to this Agreement or any other payment or benefit from the Company, any Affiliate, any shareholder of the Company or any other person would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law, then Executive shall receive and the Company shall pay or cause to be paid a Tax Gross-Up Payment with respect to all such excise taxes and other Taxes. The Tax Gross-Up Payment is intended to compensate Executive for all such excise taxes and any federal, state, local, foreign or other income, employment, or excise taxes or other taxes payable by Executive with respect to the Tax Gross-Up Payment.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1     Approvals. The Company represents and warrants to
                           ---------
Executive it has taken all corporate action necessary to authorize this Agreement.

                  10.2     Full Settlement. The exclusive method for the Company
                           ---------------
to terminate its obligations to provide compensation or benefits to Executive pursuant to Articles IV and V of this Agreement is to terminate Executive's employment in compliance with all applicable requirements of Sections 6.1, 6.2, 6.3, 6.4 or 6.5 of this Agreement, as applicable, and to make the payments and provide the benefits specified in such applicable Section.

                  10.3     No Mitigation. In no event shall Executive be
                           -------------
obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive's employment by another employer, except that any continued welfare benefits provided for by Section 6.3(f) or Section 6.4(c) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

                  10.4     Enforcement.
                           -----------

                           (a) If Executive incurs legal, accounting, expert witness or other fees, costs or expenses in an effort to establish entitlement to, or obtain compensation or benefits or Tax Gross-Up Payment under this Agreement, the Company shall reimburse Executive for such fees and expenses if the Executive prevails (after exhaustion of all available judicial remedies) and provide the Executive with a Tax Gross-Up Payment for any Taxes payable by Executive on such reimbursements.

                           (b) If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at an annual rate equal to the lesser of (i) (A) the highest rate of interest charged by the Company's principal lender on its revolving credit agreements plus 200 basis points, or (B) in the absence of such a lender, 200 basis points over the prime commercial lending rate announced by The Wall Street Journal in effect from time to time during the period of such nonpayment, or (ii) the highest legally-permissible interest rate allowed to be charged under applicable law.

                  10.5     Release. Notwithstanding any provisions of this
                           -------
Agreement to the contrary, the Company's obligations to make payments and to provide benefits under Sections 6.3, 6.4 and 6.5, other than the obligation to pay Accrued Base Salary and Accrued Annual Bonus, are expressly conditioned upon the Executive's execution of a mutual release and waiver substantially in the form attached hereto as Exhibit B and the expiration of the Revocation Period as defined in the release.

                  10.6     Beneficiary. If Executive dies prior to receiving all
                           -----------
of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Such payments shall not be less than the amount payable to Executive as if Executive had lived to the date of payment and were the payee. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

                  10.7     Assignment; Successors. The Company may not assign
                           ----------------------
its respective rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company's business. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

                  10.8     Non-alienation. Except as is otherwise expressly
                           --------------
provided herein, benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

                  10.9     Severability. If all or any part of this Agreement is
                           ------------
declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

                  10.10    Amendment; Waiver. This Agreement shall not be
                           -----------------
amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

                  10.11    Notices. All notices hereunder shall be in writing
                           -------
and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Company, to:    Corporate Secretary
                                            AMCOL International Corporation
                                            One North Arlington
                                            1500 West Shore Drive
                                            Arlington Heights, IL 60004-7803

                  If to Executive, to:      (at his most recent home address or
                                            facsimile number on file with
                                            the Company)

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

                  10.12    Counterparts. This Agreement may be executed in
                           ------------
multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

                  10.13    Captions. The captions of this Agreement are not a
                           --------
part of the provisions hereof and shall have no force or effect.

                  10.14    Entire Agreement. This Agreement forms the entire
                           ----------------
agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise, including but not limited to that certain Employment Agreement dated March 15, 2002 by and between the Company and the Executive.

                  10.15    Applicable Law. This Agreement shall be interpreted
                           --------------
and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles.

                  10.16    Survival of Executive's Rights. All of Executive's
                           ------------------------------
rights hereunder, including his rights to compensation and benefits, and his obligations under Article VI and Article VII hereof, shall survive the termination of Executive's employment or the termination of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

                                                AMCOL INTERNATIONAL CORPORATION

                                                By:  /s/ Clarence O. Redman
                                                     ---------------------------
                                                Its: Secretary


                                                EXECUTIVE

                                                /s/ Gary D. Morrison
                                                --------------------------------
                                                Gary D. Morrison